EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Pre-effective Amendment No. 1 on Form S-1 to Form F-3 (Registration No. 333-170459) of our report dated March 24, 2011, relating to the financial statements of Stellar Pharmaceuticals Inc. as at and for the years ended December 31, 2010 and 2009 (which audit report expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of Stellar Pharmaceuticals Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGovern, Hurley, Cunningham, LLP
Licensed Public Accountants

Toronto, Canada
May 3, 2011